Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 24, 2005 (except for the last paragraph of Note 19, as to which the date is June 28, 2005), in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of NeuStar, Inc. for the registration of 19,400,500 shares of its Class A common stock.

/s/ Ernst & Young LLP

McLean, VA
November 11, 2005